EX 99.1

Gaia Reports First Quarter 2022 Results

Revenues up 15% with 19% EBITDA Margin

BOULDER, CO, May 2, 2022 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the first quarter ended March 31, 2022.

Highlights

▪	15% revenue growth compared to the first quarter of 2021, ending the quarter with 823,000 members
▪	Seventh consecutive quarter of positive earnings and double-digit revenue growth

“We are off to a good start in 2022 with 15% revenue growth while generating positive earnings in the first quarter,” said Paul Tarell, Gaia’s CFO. “We held a sold-out event in the GaiaSphere in March which showcased several speakers and provided an opportunity to promote our $299 per year Events+ premium subscription. We also made meaningful progress on the integration of Yoga International and began implementing plans to reduce operating expenses to better align to revenues going forward.”

First Quarter 2022 Financial Results

Revenues increased 15% to $21.8 million from $18.9 million in the year-ago quarter.   Member count increased to 823,000 as of March 31, 2022, with average monthly revenue per member up from the year ago quarter.

Gross profit in the first quarter increased to $18.9 million compared to $16.5 million in the year-ago quarter. Gross margin decreased slightly to 86.7% from 87.1% in the year ago quarter primarily as a result of increased content amortization.

Total operating expenses were $18.6 million or 85% of revenues compared to $16.0 million or 85% of revenues in the year-ago quarter. EBITDA improved to $4.1 million compared to $3.5 million in the year ago quarter.

Net income from continuing operations was $0.2 million or $0.01 per share compared to $0.4 million or $0.02 per share in the year ago quarter. The decline reflects the incremental intangible asset amortization and operating expenses from the Yoga International acquisition completed at the end of December 2021.

Cash flows from operations was $4.0 million for the first quarter. Gaia’s cash balance as of March 31, 2022, was $8.4 million reflecting the use of $1.4 million to reduce payables and accrued liabilities and the use of $0.8 million to pay the remaining deferred purchase consideration for the Yoga International acquisition.

Conference Call

Date: Monday, May 2, 2022

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-888-204-4368

International dial-in number: 1-323-994-2093

Conference ID: 6820476

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via ir.gaia.com.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through May 16, 2022.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 6820476

About Gaia

Gaia is a member-supported global video streaming service and community that produces and curates conscious media through four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—in four languages (English, Spanish, French and German) to its members in 185 countries. Gaia’s library includes over 10,000 titles, 80% of which is exclusive to Gaia, and approximately 75% of viewership is generated by content produced or owned by Gaia. Gaia is available on Apple TV, iOS, Android, Roku, Chromecast, and sold through Amazon Prime Video and Comcast Xfinity. For more information about Gaia, visit www.gaia.com.

Company Contact:

Paul Tarell

Chief Financial Officer

Gaia, Inc.

Investors@gaia.com

Investor Relations:

Gateway Group

Cody Slach

(949) 574-3860

GAIA@gatewayir.com

GAIA, INC.

Condensed Consolidated Statements of Operations

	For the Year Ended March 31,
(in thousands, except per share data)	2022	2021

Revenues, net	$21,831	$18,896
Cost of revenues	2,905	2,438
Gross profit	18,926	16,458
Gross profit margin	86.7%	87.1%
Expenses:
Selling and operating	16,785	14,538
Corporate, general and administration	1,785	1,496
Acquisition costs	49	—
Total operating expenses	18,619	16,034
Income from operations	307	424
Interest and other expense, net	(60)	(66)
Income before income taxes	247	358
Provision for (benefit from) income taxes	—	—
Income from continuing operations	247	358
Loss from discontinued operations	(161)	—
Net income	$86	$358

Earnings per share:
Basic
Continuing operations	$0.01	$0.02
Discontinued operations	(0.01)	—
Basic earnings per share	$—	$0.02
Diluted
Continuing operations	$0.01	$0.02
Discontinued operations	(0.01)	—
Diluted earnings per share	$—	$0.02
Weighted-average shares outstanding:
Basic	20,465	19,201
Diluted	20,816	19,724

EBITDA*	$4,053	$3,523

* See definition and reconciliation below.

GAIA, INC.

Summary of Cash Flows

	For the Year Ended March 31,
(in thousands)	2022	2021

Net cash provided by (used in):
Operating activities - continuing operations	$4,164	$5,188
Operating activities - discontinued operations	(161)	—
Investing activities	(5,828)	(4,774)
Financing activities	(46)	26
Net change in cash	$(1,871)	$440

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the Year Ended March 31,
(in thousands)	2022	2021

Net income	$86	$358
Interest expense, net	60	66
Provision for (benefit from) income taxes	—	—
Depreciation and amortization expense	3,907	3,099
EBITDA	4,053	3,523
Acquisition costs	49	—
Share-based compensation expense	540	613
Discontinued operations	161	—
Adjusted EBITDA	$4,803	$4,136

EBITDA represents net income before interest expense, provision for income taxes, other income, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to remove acquisition costs, share-based compensation expense, and the results of discontinued operations. EBITDA and Adjusted EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures.

GAIA, INC.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
(in thousands, except share and per share data)	2022	2021

ASSETS
Current assets:
Cash	$8,398	$10,269
Accounts receivable	2,900	2,728
Prepaid expenses and other current assets	1,912	1,986
Total current assets	13,210	14,983
Media library, software and equipment, net	51,898	50,558
Right-of-use lease asset, net	7,679	7,871
Real estate, investment and other assets, net	31,128	31,394
Goodwill	28,870	28,870
Total assets	$132,785	$133,676
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$12,657	$14,962
Deferred revenue	15,854	14,847
Total current liabilities	28,511	29,809
Long-term mortgage, net	6,074	6,109
Long-term lease liability	7,050	7,234
Deferred taxes	309	309
Total liabilities	41,944	43,461
Total shareholders' equity	90,841	90,215
Total liabilities and shareholders' equity	$132,785	$133,676